Exhibit (a)(1)(F)

Vapor Corp. Announces Withdrawal of Exchange Offer for Units Issued In July 2015

DANIA BEACH, Fla., January 8, 2016 /PRNewswire/ — Vapor Corp. (NASDAQ CM: VPCO & VPCOU) (“Vapor”), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, announced today that it has withdrawn and terminated its previously announced offer to issue shares of its common stock and warrants in exchange for the outstanding Units sold in the July 2015 offering (NASDAQ: VPCOU). The exchange offer was made pursuant to an offer to purchase dated December 11, 2015 and a related letter of transmittal. None of the Units were accepted for exchange in the exchange offer, and all Units previously tendered and not withdrawn will be promptly returned to their respective tendering holders.

The Board of Directors of Vapor and its representatives had engaged in a dialogue with certain holders of Units purporting to beneficially own over 10% of the outstanding Units about their willingness to participate in the exchange offer. Such holders have communicated that they would not be participating in the exchange offer and, accordingly, Vapor believes that the minimum tender condition for the exchange offer will not be satisfied.

Persons with questions regarding the termination of the exchange offer relating to the Units should contact Okapi Partners, LLC, the Information Agent for the exchange offer, at 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, (telephone number: (212) 297-0720 or toll free: (877) 629-6355) and email info@okapipartners.com).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Important Notice

This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the company’s securities.

About Vapor Corp.

Vapor Corp., a Nasdaq company, is a U.S.-based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

SOURCE Vapor Corp.